Acorn Energy, Inc.

3844 Kennett Pike

Suite 204-4

Mall Building

Powder Mill Square

Greenville, Delaware 19807

January 28, 2016

Mr. John A. Moore

403 Marsh Lane

Wilmington, DE 19804

Dear John:

This letter agreement sets forth our entire agreement regarding your separation as the President and Chief Executive Officer of Acorn Energy, Inc. (the “Company”),). This letter agreement references and, to the extent specified herein, supersedes the terms of your Employment Agreement dated as of March 4, 2008, as amended to date (the “Employment Agreement”), and to the extent there is any inconsistency between the terms of the Employment Agreement and this letter agreement, the terms hereof will govern. We have agreed as follows:

1. Resignation. The Company and you each acknowledge that you effectively gave, and the Board accepted, notice of your resignation on January 28, 2016 and that such resignation was for “Good Reason” as such term is defined under the Employment Agreement.

2. Severance Payments. Commencing on or about July 28, 2016 and continuing until on or about July 27, 2017, the Company shall make aggregate severance payments to you of $425,000 (the “Severance Payments”). The Company shall make the Severance Payments in accordance with its regular payroll practices.

3. Medical Insurance Payments. For the twelve (12) month period commencing as of the date hereof, the Company shall reimburse you up to $1,400 per month for the costs associated with obtaining your medical insurance.

4. Board of Directors. From the date hereof through the date of the Company’s next annual meeting of stockholders, you agree to continue to serve as a member of the Company’s Board of Directors. In connection with such service, the Company shall compensate you in accordance with its policies then in effect for compensating non-employee directors.

5. Stock Options. Vesting, exercisability and termination of the stock options issued to you by the Company prior to and until the date hereof will be governed by Section 6(e)(iii) of the Employment Agreement.

6. No Other Payments or Benefits; Release. Other than the payments specifically set forth in this letter agreement, you agree that, notwithstanding any provisions of the Employment Agreement or any other agreement or understanding written or oral, the Company does not owe you any further payments, compensation, remuneration, bonuses, incentive payments, benefits, stock options, severance, or commissions of any kind whatsoever, including any obligations owed to you under the Employment Agreement. You also hereby release the Company and its subsidiaries, as well as each of their respective stockholders, agents, employees, officers and directors, of and from any and all claims or liabilities that you have or may have, both known and unknown, arising through the date of this letter agreement, including any claims arising out of your employment with the Company or the termination of your employment with the Company, but excluding the obligations of the Company under this letter agreement.

7. Return of Property. You will promptly return or make available for pickup any and all files or other property of the Company.

8. Ongoing Obligations.

(a) The Company and you each acknowledge and agree that you are relieved of all duties and responsibilities for the Company and that you do not have the authority to bind the Company.

(b) The Company and you each agree that neither party shall at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill or commercial interests of each other, or the Company’s management, stockholders, subsidiaries, parents, and/or other direct or indirect affiliates.

9. Confidentiality, Non-Competition and Non-Solicitation. You acknowledge and agree that Section 10 of the Employment Agreement relating to confidentiality and Section 11 of the Employment Agreement relating to non-competition and non-solicitation shall remain in effect in accordance with the terms of the Employment Agreement.

10. Approval by the Board of Directors. The Company represents that these arrangements have been approved by the Company’s Board of Directors.

[Remainder of page intentionally omitted]

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Please acknowledge your acceptance of the foregoing by signing and returning a copy of this letter agreement to me.

ACORN ENERGY, INC.

By:
Jan Loeb
Chief Executive Officer

AGREED AND ACCEPTED:

John A. Moore

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